Exhibit 18.1

INSTINCT BIO TECHNICAL COMPANY HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 28, 2025, Instinct Brothers Co., Ltd. (together with its successor Instinct Bio Technical Company Inc., “BIOT”) entered into a Business Combination Agreement with Relativity Acquisition Corp. (the “SPAC”), Instinct Bio Technical Company Holdings Inc. (formerly known as Relativity Holdings Inc., “Pubco”), Relativity Purchaser Merger Sub II Inc. (“Merger Sub”), Relativity Acquisition Sponsor, LLC (the “Sponsor”), and Tomoki Nagano, in his capacities as Founder and Seller Representative (the “Business Combination Agreement”). The Business Combination Agreement was amended and restated on October 22, 2025.

Pursuant to the Business Combination Agreement, the transaction was effected through (i) the merger of Merger Sub with and into the SPAC, with the SPAC continuing as the surviving entity and a subsidiary of Pubco, and securityholders of the SPAC receiving substantially equivalent securities of Pubco, and (ii) the acquisition by Pubco of all of the issued and outstanding equity interests of BIOT from its shareholders in exchange for newly issued Pubco ordinary shares. At the Closing on July 23, 2026, Instinct Bio Technical Company Holdings Inc. became the publicly traded parent, and Instinct Bio Technical Company Inc. became an indirect wholly owned subsidiary of Pubco.

The aggregate equity consideration for BIOT under the Amended and Restated Business Combination Agreement was US$225,000,000, payable through the issuance of 22,500,000 Pubco ordinary shares at the contractual reference price of US$10.00 per share. The final closing capitalization reflected in this pro forma information follows the client-confirmed Form 20-F.

The unaudited pro forma condensed combined statement of financial position combines the historical statement of financial position of BIOT as of November 30, 2025, Relativity Holdings Inc. as of November 30, 2025, and Relativity Acquisition Corp. as of December 31, 2025 (the most recent practicable date), after giving effect to the Business Combination as if it had occurred on the applicable pro forma balance sheet date.

The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2025 combines BIOT for the year ended November 30, 2025, Relativity Holdings Inc. for the period from June 1, 2025 to November 30, 2025, and Relativity Acquisition Corp. for the year ended December 31, 2025, after giving effect to the Business Combination as if it had occurred on December 1, 2024, the earliest period presented.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and reflects IFRS Accounting Standards as issued by the IASB, the accounting basis of Instinct Bio Technical Company Holdings Inc. Only Transaction Accounting Adjustments are presented; Management’s Adjustments (depicting reasonably estimable synergies) have not been presented.

BIOT’s fiscal year end (November 30) and the SPAC’s fiscal year end (December 31) differ by 31 days, which is within the 93-day threshold under Rule 11-02(c)(3) of Regulation S-X; accordingly, no conforming period adjustment has been made.

The pro forma information is presented for illustrative purposes only. It is not necessarily indicative of the financial position or results of operations that would have occurred had the Business Combination been completed on the dates assumed, nor is it indicative of future results.

This information should be read together with the following:

•	the audited consolidated financial statements of BIOT and related notes for the years ended November 30, 2025 and 2024;

•	the management accounts of Relativity Holdings Inc. for the period from June 1, 2025 to November 30, 2025;

•	the historical financial statements of Relativity Acquisition Corp. for the relevant periods, as filed with the SEC;

•	the Business Combination Agreement, its amendment, the closing capitalization, the Flow of Funds Memorandum, and redemption documentation; and

•	the related management discussion and analysis and other information included or incorporated by reference in the Form 20-F.

Description of the Business Combination

At Closing, Pubco had an aggregate of 28,794,472 ordinary shares outstanding, par value US$0.00001 per share, comprising: (i) 6,294,472 ordinary shares issued to the existing securityholders of the SPAC, including shares issuable to existing rights holders of the SPAC; and (ii) 22,500,000 Merger Consideration Shares issued in connection with the acquisition of BIOT. In addition, 15,028,750 warrants to purchase Pubco ordinary shares remained outstanding, comprising 14,375,000 public warrants and 653,750 private placement warrants. The warrants are not included in the number of issued and outstanding ordinary shares.

In connection with the Closing, holders of 15,279 shares of the SPAC’s Class A common stock validly exercised their right to redeem such shares for a pro rata portion of the funds held in the Trust Account, at a redemption price of US$12.940752 per share, for an aggregate redemption payment of US$197,721.75, leaving 40,622 Public Shares outstanding immediately following the redemption.

The Trust Account held US$723,401.00 as of the effective time of the Business Combination. This balance was fully applied to (i) the redemption payment of US$197,721.75 described above and (ii) transaction expenses of US$525,679.25 paid at Closing, such that no residual cash was released from the Trust Account to the combined company.

The underwriter of the SPAC’s initial public offering, A.G.P./Alliance Global Partners, agreed to waive in full its entitlement to the deferred underwriting discount under the underwriting agreement dated February 25, 2021, pursuant to a waiver letter dated February 24, 2025. Accordingly, no amount was payable in respect of the deferred underwriting discount at Closing.

Anticipated Accounting Treatment

The Business Combination is accounted for as a capital reorganization under IFRS, with no goodwill or other intangible assets recognized. A capital reorganization does not result in a new basis of accounting, and the financial statements of the combined company represent, in most respects, a continuation of the financial statements of BIOT.

The SPAC does not meet the definition of a “business” under IFRS 3, Business Combinations, because it did not contain substantive processes capable of contributing significantly to the ability to create outputs. Accordingly, the Business Combination is accounted for as a capital reorganization rather than a business combination within the scope of IFRS 3.

Under this method of accounting, the SPAC and Pubco are treated as the accounting acquirees, and BIOT is deemed to be the accounting acquirer. BIOT’s assets and liabilities continue at their historical carrying amounts. The identifiable net assets and liabilities of the SPAC and Pubco are recognized at carrying value, with no goodwill recorded. The excess of the fair value of the equity instruments deemed issued to the SPAC’s securityholders over the fair value of the SPAC’s and Pubco’s identifiable net assets acquired is recognized as a listing expense under IFRS 2, Share-based Payment.

BIOT has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•	BIOT’s shareholders, in the aggregate, hold the largest voting interest in the combined company;

•	BIOT is the substantive operating business of the combined company, comprising manufacturing and sale operations conducted through its Japan-based subsidiaries, whereas the SPAC and Pubco had no operations prior to the Business Combination;

•	BIOT’s senior management comprises the senior management of the combined company; and

•	BIOT is the substantially larger entity in terms of assets, revenue, and operations.

IFRS 2 Listing Expense Calculation

Calculation	Amount	Basis
Fair value of deemed Pubco shares issued to SPAC securityholders	$62,944,720.00	6,294,472 shares × $10.00 per share (provisional proxy)
Add: SPAC adjusted net liabilities at Closing	$3,589,908.81	Historical SPAC equity, adjusted for closing mechanics
Add: Pubco adjusted net liabilities at Closing	$20,834.22	Pubco management accounts as of November 30, 2025
IFRS 2 listing expense	$66,555,463.03	Recognized as a non-recurring expense

The listing expense is a preliminary estimate based on a provisional fair value of $10.00 per Pubco ordinary share (the contractual exchange price). It will be finalized based on the quoted market price of Pubco’s ordinary shares (or an appropriate valuation) and the SPAC’s and Pubco’s net assets as of the actual Closing date, and may differ materially from the amount presented above.

Basis of Pro Forma Presentation

The pro forma adjustments reflect the transaction mechanics and accounting conclusions supported by the current source documents. The principal adjustments include: the release and full utilization of the Trust Account; the actual redemption of Public Shares; settlement of a portion of the SPAC’s accounts payable from the Trust Account; replacement of historical legal share capital with Pubco’s post-Closing legal share capital; elimination of historical trust income; continuation of the warrant liability classification; and recognition of the provisional IFRS 2 listing expense.

Pro Forma Ownership and Weighted Average Shares

Holder / instrument	Shares	% ownership
SPAC securityholders, including rights holders	6,294,472	21.9%
BIOT shareholders / Merger Consideration Shares	22,500,000	78.1%
Total ordinary shares / weighted average shares	28,794,472	100.0%
Warrants (excluded from diluted EPS)	15,028,750	N/A

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

YEAR ENDED NOVEMBER 30, 2025

Line item	BIOT (IFRS Historical)	Rel. Holdings (IFRS Historical)	Rel. Acq. (US GAAP)	IFRS Conversion and Presentation Alignment	Transaction Accounting Adjustments	Pro Forma Combined	Ref.
ASSETS
Property, plant and equipment	809,211	—	—	—	—	809,211
Intangible assets	19,025	—	—	—	—	19,025
Right-of-use assets	154,572	—	—	—	—	154,572
Other receivables — non-current	111,573	—	—	—	—	111,573
Inventories	394,689	—	—	—	—	394,689
Trade receivables	274,403	—	—	—	—	274,403
Other receivables / due from sponsor	1,091,788	—	11,076	—	—	1,102,864
Tax recoverable	14,964	—	—	—	—	14,964
Cash and bank	124,764	1	7,140	—	—	131,905
Cash held in trust	—	—	794,299	—	(794,299)	—	C
TOTAL ASSETS	2,994,989	1	812,515	—	(794,299)	3,013,206

LIABILITIES
Lease liabilities — non-current	125,403	—	—	—	—	125,403
Trade payables	25,129	—	—	—	—	25,129
Other payables / accounts payable	687,636	15,736	2,592,439	—	(352,121)	2,943,691	E
Lease liabilities — current	112,468	—	—	—	—	112,468
Taxation / income tax payable	1,758	—	77,225	—	—	78,983
Advance from Instinct Brothers	—	1,000	433,190	—	—	434,190
Due to related party	—	4,099	28,771	—	—	32,870
Excise tax payable	—	—	10,285	—	—	10,285
Warrant liability	—	—	767,970	—	—	767,970
Class A common stock subject to possible redemption — reclassified from temporary equity	—	—	—	726,019	(726,019)	—	IFRS/D
TOTAL LIABILITIES	952,394	20,835	3,909,880	646,919	(999,040)	4,530,989

TEMPORARY EQUITY (US GAAP presentation, prior to IFRS conversion)
Class A common stock subject to possible redemption	—	—	726,019	(726,019)	—	—	IFRS
TOTAL TEMPORARY EQUITY	—	—	726,019	(726,019)	—	—

EQUITY
Share capital	220	1	424	—	(357)	288	H/I
Merger reserve	82,600	—	—	—	—	82,600
Foreign currency translation reserve	(918,205)	—	—	—	—	(918,205)
Retained earnings / accumulated deficit	2,877,980	(20,835)	(3,823,808)	—	(66,644,548)	(67,611,211)	A/B/F/G/I
Reverse recapitalization / additional paid-in capital	—	—	—	—	66,928,746	66,928,746	H/I
TOTAL EQUITY	2,042,595	(20,834)	(3,823,384)	—	283,841	(1,517,783)
TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	2,994,989	1	812,515	—	(794,299)	3,013,206

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FISCAL YEAR ENDED NOVEMBER 30, 2025

Line item	BIOT (IFRS Historical)	Rel. Holdings (IFRS Historical)	Rel. Acq. (US GAAP)	IFRS Conversion and Presentation Alignment	Transaction Accounting Adjustments	Pro Forma Combined	Ref.
Revenue	2,243,757	—	—	—	—	2,243,757
Cost of sales	(627,292)	—	—	—	—	(627,292)
Gross profit	1,616,465	—	—	—	—	1,616,465
Other income	35,253	—	13,688	—	—	48,941
Income from trust account	—	—	23,519	—	(23,519)	—	A
Impairment loss on financial assets	(14,511)	—	—	—	—	(14,511)
Administrative and operating expenses	(1,853,161)	(10,856)	(1,028,815)	—	—	(2,892,832)
Change in fair value of warrant liability	—	—	(226,183)	—	—	(226,183)
Finance costs	(10,863)	—	—	—	—	(10,863)
Listing expense under IFRS 2	—	—	—	—	(66,505,098)	(66,505,098)	B
Loss before income tax	(226,817)	(10,856)	(1,217,791)	—	(66,528,617)	(67,984,081)
Income tax expense	(1,832)	—	(3,175)	—	—	(5,007)
NET LOSS FOR THE PERIOD	(228,649)	(10,856)	(1,220,966)	—	(66,528,617)	(67,989,088)
Weighted average ordinary shares — basic and diluted						28,794,472
Basic and diluted loss per share	—	—	—	—	—	$(2.3612)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of the Business Combination

On February 28, 2025, Instinct Brothers Co., Ltd. (together with its successor, Instinct Bio Technical Company Inc., "BIOT") entered into the Business Combination Agreement with Relativity Acquisition Corp. (the "SPAC"), Instinct Bio Technical Company Holdings Inc. (formerly known as Relativity Holdings Inc., "Pubco"), Relativity Purchaser Merger Sub II Inc. ("Merger Sub"), Relativity Acquisition Sponsor, LLC (the "Sponsor"), and Tomoki Nagano, in his capacities as Founder and Seller Representative (the "Business Combination Agreement"). The Business Combination Agreement was amended and restated on October 22, 2025. Pursuant to the terms of the Business Combination Agreement, the Business Combination between the SPAC and BIOT was effected in two steps: (i) the merger of Merger Sub with and into the SPAC, with the SPAC continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and securityholders of the SPAC receiving substantially equivalent securities of Pubco; and (ii) the acquisition by Pubco of all of the issued and outstanding equity interests of BIOT from its shareholders (the "Sellers") in exchange for newly issued Pubco ordinary shares (the "Share Swap"). At the Closing on July 23, 2026 (the "Closing"), each share of BIOT held by the Sellers was exchanged for the right to receive Pubco ordinary shares, and BIOT became an indirect wholly-owned subsidiary of Pubco. The total consideration paid by Pubco to the Sellers in the form of Pubco ordinary shares at the Closing was equal to $225,000,000.

The Business Combination Agreement is subject to certain customary closing conditions and contains customary representations, warranties, covenants and indemnity provisions. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Business Combination Agreement. The respective governing bodies of the SPAC and BIOT approved and declared advisable the Business Combination Agreement and the transactions contemplated thereby, and resolved to recommend approval of the Business Combination Agreement and related transactions by their respective securityholders.

As a result of the Closing, pursuant to the terms of the Business Combination Agreement, all of the outstanding shares of BIOT held by the Sellers were exchanged for the right to receive Pubco ordinary shares. The aggregate consideration for the Business Combination was $225,000,000, payable at the Closing in the form of 22,500,000 newly issued Pubco ordinary shares, par value $0.00001 per share. The Merger Consideration Shares were allocated among the Sellers in accordance with the Allocation Schedule to the Business Combination Agreement.

There was no PIPE (private investment in public equity) financing in connection with the Business Combination.

At the Closing, the Sellers received an aggregate of 22,500,000 Pubco ordinary shares. Separately, the SPAC's securityholders received an aggregate of 6,294,472 Pubco ordinary shares, and the SPAC's warrant holders received 15,028,750 warrants to purchase Pubco ordinary shares on the same terms as such warrants had prior to the Closing. Accordingly, 28,794,472 Pubco ordinary shares were outstanding immediately following Closing. The warrants are not included in the number of issued and outstanding ordinary shares.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, "Amendments to Financial Disclosures about Acquired and Disposed Businesses." Release No. 33-10786 replaces the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction ("Transaction Accounting Adjustments") and, at the registrant's election, to present reasonably estimable synergies and other transaction effects ("Management's Adjustments"). Pubco has elected not to present Management's Adjustments, and only Transaction Accounting Adjustments are presented in the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to reflect pro forma adjustments that are directly attributable to the Business Combination, as described in Note 4.

BIOT's and Pubco's historical financial information is presented as of and for the periods ended November 30, 2025; the SPAC's historical financial information is presented as of December 31, 2025 (statement of financial position, being the most recent practicable date). The resulting 31-day difference between BIOT's and the SPAC's statement of operations period ends is within the 93-day threshold under Rule 11-02(c)(3) of Regulation S-X, and no conforming period adjustment has been made. The use of historical balance sheets with different dates should be confirmed with securities counsel and the independent auditor before filing.

The unaudited pro forma condensed combined financial information has been prepared reflecting the actual redemption of 15,279 shares of the SPAC's Class A common stock, resulting in a redemption payment of $197,721.75 and leaving 40,622 Public Shares that did not redeem.

Included in the shares outstanding and weighted average shares outstanding presented in the unaudited pro forma condensed combined financial information are an aggregate of 22,500,000 Pubco ordinary shares issued to the Sellers and an aggregate of 6,294,472 Pubco ordinary shares issued to the SPAC's securityholders. There was no PIPE financing in connection with the Business Combination.

Note 3 — Accounting Policies and IFRS Alignment

The historical financial information of the SPAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The adjustment presented to convert the SPAC's consolidated balance sheet from U.S. GAAP to IFRS reclassifies the SPAC's Class A common stock subject to possible redemption to a financial liability under IAS 32, because holders have the right to require the SPAC to redeem such shares for cash and the SPAC has an obligation to deliver cash upon redemption. The classification and measurement conclusion remains subject to confirmation against the complete contractual terms of the instrument.

No adjustment has been presented to convert the SPAC's statement of operations from U.S. GAAP to IFRS because no material difference was identified for the revenue and expense line items included in the period presented, subject to completion of the final accounting-policy alignment review.

The SPAC's consolidated financial statements have been prepared in accordance with U.S. GAAP and in USD and aligned to IFRS as follows:

Relativity Acquisition Corp.'s Consolidated Balance Sheet as of December 31, 2025

	US GAAP Dec 31, 2025	IFRS Adjustments	Ref	IFRS Dec 31, 2025
Assets
Cash	$7,140	$—		$7,140
Cash held in Trust Account	794,299	—		794,299
Due from sponsor	11,076	—		11,076
Total assets	$812,515	$—		$812,515
Liabilities
Accounts payable	$2,592,439	$—		$2,592,439
Advance from Instinct Brothers	433,190	—		433,190
Due to related party	28,771	—		28,771
Excise tax payable	10,285	—		10,285
Income tax payable	77,225	—		77,225
Warrant liability	767,970	—		767,970
Class A common stock subject to possible redemption	—	726,019	(a)	726,019
Total liabilities	3,909,880	726,019		4,635,899
Class A common stock subject to possible redemption	726,019	(726,019)	(a)	—
Total shareholders' deficit	(3,823,384)	—		(3,823,384)
Total liabilities and shareholders' deficit	$812,515	$—		$812,515

Adjustment (a) reclassifies and presents the SPAC's Class A common stock subject to possible redemption as a financial liability under IFRS based on the contractual redemption obligation. The final classification and measurement should be confirmed against the complete instrument terms under IAS 32 and IFRS 9.

Relativity Acquisition Corp.'s Consolidated Statement of Operations for the year ended December 31, 2025

	US GAAP Dec 31, 2025	IFRS Adjustments	Ref	IFRS Dec 31, 2025
General and administrative expenses	$(1,028,815)	$—		$(1,028,815)
Change in fair value of warrant liability	(226,183)	—		(226,183)
Gain from forgiveness of professional fees	13,688	—		13,688
Income from investment in Trust Account	23,519	—		23,519
Loss before income tax	(1,217,791)	—		(1,217,791)
Income tax expense	(3,175)	—		(3,175)
Net loss	$(1,220,966)	$—		$(1,220,966)

Note 4 — Transaction Accounting Adjustments

A. Eliminates historical trust income of $23,519 for the year ended December 31, 2025, as this income is non-recurring and will not continue following the release and winding up of the Trust Account at Closing. Recorded against retained earnings on the pro forma balance sheet.

B. Recognizes the IFRS 2 listing expense of $66,505,098 (see “IFRS 2 Listing Expense Calculation” above) as a non-recurring expense in the statement of operations, and as a corresponding reduction of retained earnings on the balance sheet.

C. Eliminates the SPAC’s Trust Account asset of $794,299 of December 31, 2025, reflecting that the Trust Account was fully utilized at Closing — see Note 6.

D. Extinguishes / reclassifies the SPAC's Class A common stock subject to possible redemption of $726,019 as of December 31, 2025. Of this amount, approximately $84,172 was cash-settled in February 2026 and $197,722 was cash-settled at Closing. The remaining $444,125 is reclassified to permanent equity as part of the capital reorganization, there being no further redemption feature attaching to the combined company's ordinary shares following the Closing.

E. Reduces the SPAC’s recorded accounts payable by $352,121, representing the portion of transaction expenses paid from the Trust Account at Closing (see Note 6) that had already been recorded as a liability as of the most recent practicable balance sheet date, matched against the April 2026 accounts payable aging schedule.

F. Records net non-redemption Trust Account activity of $13,274 between December 31, 2025 and the effective time of the Business Combination. Together with the approximately $84,172 February 2026 redemption payment, this bridges the audited December 31, 2025 Trust Account balance of $794,299 to the $723,401 balance at the effective time.

G. Records $173,559 of transaction expenses paid from the Trust Account at Closing that were not yet recorded as a liability as of the most recent practicable balance sheet date (being the balance of the $525,679 total transaction expenses in excess of the $352,121 already recorded — see adjustment E), recognized against retained earnings as part of the capital reorganization / listing expense.

H. Replaces the historical legal share capital of BIOT, Pubco, and the SPAC (an aggregate of $645 at their respective par values) with Pubco’s post-Closing legal share capital, being 28,794,472 ordinary shares at $0.00001 par value ($288), with the difference of $357 recorded within reverse recapitalization / additional paid-in capital.

I. Eliminates Pubco’s historical equity structure (share capital of $1.00 and accumulated deficit of $20,835 as of November 30, 2025) as part of the capital reorganization, with the net effect recorded within retained earnings and reverse recapitalization / additional paid-in capital.

No income tax effect has been presented for the pro forma adjustments. This treatment is based on the preliminary conclusion that the relevant listing, capital-reorganization and closing-cost adjustments do not give rise to a recognizable current or deferred tax benefit. The conclusion should be confirmed by reference to the tax character of each adjustment and the jurisdictions of the entities affected — see Note 9.

Note 5 — Reverse Recapitalization and IFRS 2 Listing Expense

The Business Combination is accounted for as a capital reorganization under IFRS, as the SPAC does not meet the definition of a "business" under IFRS 3. BIOT is the accounting acquirer, and the SPAC and Pubco are treated as the accounting acquirees. The excess of the fair value of the equity instruments deemed issued to the SPAC's securityholders over the fair value of the SPAC's and Pubco's identifiable net assets acquired is recognized as a listing expense under IFRS 2.

The $10.00 contractual exchange price used in this calculation is distinct from, and a provisional proxy for, the IFRS 2 fair value that will ultimately be determined by reference to the quoted market price of Pubco's ordinary shares (or an appropriate valuation) as of the actual Closing date. The listing expense presented above is accordingly preliminary and may differ materially once transaction-date market evidence becomes available.

The reverse recapitalization / additional paid-in capital balance of $66,984,182 (see Note 4, adjustments H and I) reflects the equity effects of replacing BIOT's, Pubco's, and the SPAC's legacy legal share capital with Pubco's post-Closing legal share capital and eliminating Pubco's historical equity structure as part of the capital reorganization. The final amount should be supported by the completed equity roll-forward and closing journal entries rather than treated as an unsupported balancing figure.

Note 6 — Trust Account, Redemptions and Transaction Costs

The Trust Account held $794,299 as of December 31, 2025. After an approximately $84,172 redemption payment in February 2026 and net non-redemption Trust Account activity of $13,274, the Trust Account held $723,401 at the effective time of the Business Combination. The $723,401 balance was fully applied at Closing to: (i) the redemption payment of $197,722 in respect of 15,279 shares validly tendered for redemption at $12.940752 per share; and (ii) transaction expenses of $525,679, of which $352,121 had already been recorded as accounts payable (adjustment E) and $173,559 had not yet been recorded (adjustment G). No residual cash was released from the Trust Account to the combined company.

The deferred underwriting discount payable by the SPAC under its original underwriting agreement was waived in full by A.G.P./Alliance Global Partners pursuant to a waiver letter dated February 24, 2025; accordingly, no liability is recognized in the pro forma combined balance sheet in respect of this item.

Note 7 — Share Capital and Loss Per Share

Pro forma basic and diluted net loss per share is calculated using the pro forma combined net loss for the period and the pro forma weighted average number of ordinary shares outstanding, assuming the ordinary shares issued in connection with the Business Combination had been outstanding since December 1, 2024, the beginning of the earliest period presented. See “Pro Forma Ownership and Weighted Average Shares” above for the share count reconciliation.

The SPAC’s 15,028,750 outstanding warrants (comprising 14,375,000 public warrants and 653,750 private placement warrants) are excluded from the calculation of diluted net loss per share, as their inclusion would be anti-dilutive given the combined company’s pro forma net loss position.

Pro forma combined net loss for the year ended November 30, 2025	$(67,989,088)
Pro forma weighted average shares outstanding — basic and diluted	28,794,472
Pro forma basic and diluted net loss per share	$(2.3612)

Note 8 — Warrants

At Closing, the SPAC’s 14,375,000 public warrants and 653,750 private placement warrants converted, on a one-for-one basis, into warrants to purchase Pubco ordinary shares, on the same terms as such warrants had prior to the Closing, with no amendments effected in connection with the Business Combination. Each warrant entitles the holder to purchase one Pubco ordinary share at an exercise price of $11.50 per share (subject to adjustment), expiring five years after the Closing or earlier upon redemption.

The warrants are presented as financial liabilities and remeasured at fair value through profit or loss at each reporting date under U.S. GAAP (ASC 815-40) and IFRS (IAS 32 / IFRS 9), based on the current analysis of their contractual terms. The final IFRS classification should be confirmed against the complete warrant agreement and any amendments effective at Closing. The warrants are excluded from diluted earnings per share as described in Note 7.

Note 9 — Income Taxes

No income tax effect has been recorded in respect of the pro forma adjustments described in Note 4. The adjustments principally relate to the capital reorganization, the provisional IFRS 2 listing expense, the Trust Account and transaction costs. Based on the preliminary tax analysis, no corresponding current or deferred tax benefit has been recognized. Before filing, management should confirm the tax character of each adjustment under the laws of the relevant jurisdiction, including the jurisdictions of BIOT's operating subsidiaries, and assess whether any current or deferred tax effect is required under IAS 12.

Adjustment Support Schedule

Ref.	Adjustment	Amount	Statement line	IFRS basis
A	Eliminate historical trust income	23,519.00	Statement of operations	Transaction shown as if completed at beginning of period
B	Recognize IFRS 2 listing expense	66,505,098	Statement of operations / equity	IFRS 2
C	Eliminate trust asset	(794,299)	Statement of financial position	Closing mechanics
D	Extinguish / reclassify redeemable shares	726,019	Statement of financial position	IAS 32 extinguishment / reclassification
E	Settle accounts payable from trust	352,121	Statement of financial position	Liability settlement
F	Record additional trust income to Closing	13,274	Statement of financial position / retained earnings	IFRS 9 finance income
G	Record unaccrued closing costs	173,559	Both	IFRS 2 / IAS 32
H	Replace historical legal capital	(357)	Equity	IAS 32 / IAS 1
I	Eliminate Relativity Holdings historical equity	20,834	Equity	Reverse acquisition presentation